Exhibit 99.1

Alpine Immune Sciences Reports Second Quarter 2023 Financial Results
--The Company will present preliminary data from RUBY-3 glomerulonephritis clinical study at the American Society of Nephrology Meeting in November 2023--

SEATTLE, Washington - August 14, 2023 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for autoimmune and inflammatory diseases, today reported financial results and company highlights for the second quarter ended June 30, 2023.
“During the first half of 2023 we achieved several important milestones in the development of povetacicept, our potentially best-in-class dual BAFF/APRIL inhibitor being advanced in multiple autoimmune diseases. We are pleased to have initiated patient enrollment in the RUBY-4 study of povetacicept in autoimmune cytopenias and continue to be particularly encouraged by the high level of interest in the RUBY-3 study of povetacicept in autoimmune glomerulonephritis,” said Mitchell H. Gold, MD, Executive Chairman and Chief Executive Officer of Alpine. “We look forward to sharing initial data later this year while we continue to plan for a broad and accelerated development program for povetacicept across multiple indications in 2024.”
Second Quarter 2023 Highlights & Recent Updates
Povetacicept (ALPN-303)
•Initiated and continue to enroll patients in RUBY-4, a phase 1b, open-label study of povetacicept in autoimmune cytopenias, including immune thrombocytopenia, warm autoimmune hemolytic anemia, and cold agglutinin disease.
•Continue to enroll patients in RUBY-3, a phase 1b/2a, open-label study of povetacicept in autoimmune glomerulonephritis, including IgA nephropathy, lupus nephritis, and primary membranous nephropathy.
•Povetacicept continues to be administered subcutaneously via a convenient once every four-week dosing regimen.
•Preliminary clinical data from RUBY-3 will be presented at the American Society of Nephrology (ASN) Annual Kidney Week Meeting, November 2-5, 2023, in Philadelphia, PA.
Second Quarter 2023 Financial Results
Cash Position and Runway: As of June 30, 2023, Alpine’s cash and investments totaled $239.6 million compared to $273.4 million as of December 31, 2022. The Company anticipates its current cash and investments are sufficient to fund planned operations through 2025.
Collaboration Revenue: For the three and six months ended June 30, 2023, collaboration revenue was $8.6 million and $18.0 million, respectively, compared to $5.3 million and $18.9 million for the same periods in 2022. The increase in collaboration revenue over the three-month period relates primarily to increases of $2.2 million in AbbVie revenue and $1.1 million in Horizon revenue due to continued progress on each program compared to prior year. The decrease in collaboration revenue for the six months ended June 30, 2023 as compared to the prior year primarily relates to a $3.1 million decrease in Horizon revenue in 2023 due to the completion of the existing program deliverables in the prior year, partially offset by a $1.8 million increase in AbbVie revenue due to the additional progress in the current year.
Research and Development Expenses: For the three and six months ended June 30, 2023, research and development expenses, inclusive of non-cash expenses, were $19.2 million and $38.8 million respectively, compared to $17.6 million and $33.9 million for the same periods in 2022. The respective increases of $1.7 million and $4.9 million were primarily attributable to higher personnel-related expenses due to increased headcount to support clinical trial activities.
General and Administrative Expenses: For the three and six months ended June 30, 2023, general and administrative expenses, inclusive of non-cash expenses, were $5.0 million and $10.4 million respectively, compared to $4.2 million and $9.0 million for the same periods in 2022. The respective increases of $0.8 million and $1.4 million were primarily attributable to increases in personnel costs.
Net Loss: Net loss for the three and six months ended June 30, 2023, was $13.2 million and $26.4 million, respectively, compared to net losses of $18.1 million and $25.6 million for the same periods in 2022.

Alpine Immune Sciences, Inc.
Selected Condensed Consolidated Balance Sheet Data
(In thousands)
	June 30, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$34,076	$13,376
Short-term investments	169,724	224,265
Total current assets	207,321	240,993
Long-term investments	35,561	35,481
Total assets	252,836	286,686
Total current liabilities	53,410	57,996
Total stockholders’ equity	169,388	179,420
Total liabilities and stockholders’ equity	252,836	286,686

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)
Collaboration revenue	$8,593	$5,292	$17,980	$18,921
Operating expenses:
Research and development	19,241	17,587	38,822	33,898
General and administrative	5,007	4,194	10,405	8,969
Total operating expenses	24,248	21,781	49,227	42,867
Loss from operations	(15,655)	(16,489)	(31,247)	(23,946)
Other income (expense):
Interest income	2,528	314	4,946	459
Interest expense	(28)	(130)	(98)	(284)
Other, net	(1)	(15)	(23)	(72)
Loss before taxes	(13,156)	(16,320)	(26,422)	(23,843)
Income tax expense	—	(1,778)	—	(1,782)
Net loss	$(13,156)	$(18,098)	$(26,422)	$(25,625)
Comprehensive income (loss):
Unrealized (loss) gain on investments	(238)	(304)	507	(1,078)
Unrealized loss on foreign currency translation	(5)	(4)	(36)	(18)
Comprehensive loss	$(13,399)	$(18,406)	$(25,951)	$(26,721)
Weighted-average shares used to compute basic and diluted net loss per share	48,049,936	30,324,933	47,810,374	30,311,527
Basic and diluted net loss per share	$(0.27)	$(0.60)	$(0.55)	$(0.85)

About Povetacicept (ALPN-303)
Povetacicept (ALPN-303) is a dual antagonist of the BAFF (B cell activating factor) and APRIL (a proliferation inducing ligand) cytokines, which play key roles in pathogenesis of multiple autoimmune diseases via their roles in the activation, differentiation and/or survival of B cells, particularly antibody-secreting cells, as well as T cells and innate immune cells. Based upon an engineered TACI (transmembrane activator and CAML interactor) domain, povetacicept has exhibited greater potency in preclinical studies versus wild-type TACI-based comparators, as well as other inhibitors of BAFF and/or APRIL alone. Povetacicept is in development for multiple autoimmune diseases, such as systemic lupus erythematosus, autoimmune glomerulonephritis, and autoimmune cytopenias.
About RUBY-3
RUBY-3 (NCT05732402) is a multiple ascending dose, multi-cohort, open label, phase 1b/2a study of povetacicept in IgA nephropathy, lupus nephritis, and primary membranous nephropathy, where povetacicept is being administered subcutaneously for up to 48 weeks. Key endpoints include proteinuria, eGFR, renal response, and disease-related autoantibodies.
About RUBY-4
RUBY-4 (NCT05757570) is a multi-cohort, open label, phase 1b study of povetacicept in immune thrombocytopenia, autoimmune hemolytic anemia, and cold agglutinin disease, where povetacicept is being administered subcutaneously for up to 48 weeks. Key endpoints include respective blood cell counts, including durable responses, as well as disease-related autoantibodies.
About Alpine Immune Sciences
Alpine Immune Sciences is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and preclinical development activities; clinical and regulatory objectives and the timing thereof; expectations regarding the sufficiency of cash, cash equivalents, restricted cash, and investments to fund our planned operations through 2025; the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates; our ability to achieve additional milestones in our collaborations and proprietary programs; the progress and potential of our ongoing development programs; the timing of our public presentations and potential publication of future clinical data; the efficacy of our clinical trial designs; anticipated enrollment in our clinical trials and the timing thereof; expectations regarding our ongoing collaborations; and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery-stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; the impact of pandemics, or other related health crises on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The RUBY and Alpine logos are registered trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Source: Alpine Immune Sciences, Inc.
Investor and Media Contact:
Temre Johnson
Alpine Immune Sciences, Inc.
ir@alpineimmunesciences.com
media@alpineimmunesciences.com